EXHIBIT 23.2

INDEPENDENT AUDITOR’S CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, filed November 14, 2003, of The RiceX Company and Subsidiary of our report dated February 14, 2003 incorporated by reference in the Annual Report on Form 10-KSB of The RiceX Company and Subsidiary for the year ended December 31, 2002.

/s/ Moss Adams LLP

Stockton, California
November 14, 2003